Exhibit 10.6

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been field separately with the Securities and Exchange Commission.

SUPPLY AGREEMENT

                This SUPPLY AGREEMENT (together with the Exhibits and Schedules hereto, this “Agreement”) is entered into as of March 15, 2007 by and between MonoSol Rx, LLC., a Delaware limited liability company (“MonoSol”) and Adams Respiratory Operations, Inc., a Delaware corporation (“Buyer”).  MonoSol and Buyer are referred to hereinafter individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

A.            Simultaneously with the execution of this Agreement, the Parties are entering into a License Agreement (the “License Agreement”) pursuant to which MonoSol grants to Buyer a license in and to certain know-how and other intellectual property related to thin strip technology (“MonoSol IP Rights”).;

B.            Simultaneously with the execution of this Agreement, the Parties are entering into a Development Agreement (the “Development Agreement”) pursuant to which MonoSol agrees to use the MonoSol IP Rights to develop for Buyer the [*] Product;

C.            Pursuant to the Development Agreement, once the [*] Product has been developed, Buyer and MonoSol will work together to obtain Regulatory Approvals of the [*] Product.  Once Regulatory Approval has been obtained, Buyer wishes MonoSol to Manufacture and supply to Buyer the Finished Product, and MonoSol is willing to perform such services on the terms and subject to the conditions set forth in this Agreement and the Quality Agreement;

In consideration of the mutual representations, warranties and covenants contained herein, the Parties hereto agree as follows.

SECTION 1.                            DEFINITIONS

1.1.         “Affiliate” means, with respect to a Person, (i) any other Person at least fifty percent (50%) of the issued and voting capital of which is owned or controlled, directly or indirectly, by said Person, (ii) any other Person that owns or controls, directly or indirectly, at least fifty percent (50%) of the issued and voting capital of said Person, or (iii) any other Person at least fifty percent (50%) of the issued and voting capital of which is owned or controlled, directly or indirectly, by any Person referenced in clause (i) or (ii) above.

1.2.         “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

1.3.         “Commercial Launch” means the first commercial sale of the Finished Product in the Territory after Regulatory Approval of the Finished Product is obtained from the FDA.

1.4.         “Commercial Launch Date” means the date of the Commercial Launch.

1.5.         “Cost” means, with respect to the Finished Product and on a per Unit basis, MonoSol’s cost of Manufacturing such Finished Product, which shall be limited to the actual costs of the Materials; labor time; quality assurance time; and overhead.  The initial Cost with respect to each SKU of the Finished Product on a per unit basis is set forth on Schedule 1.11.

1.6.         “FDA” means the Food and Drug Administration or any successor agency.

1.7.         “Finished Product” means the thin strip [*] product developed under the Development Agreement.

1.8.         “Indemnified Parties” means (i) with respect to claims arising under Section 6.4 Buyer Indemnified Parties, and (ii) with respect to claims arising under Section 6.5, MonoSol Indemnified Parties.

1.9.         “Indemnifying Party” means (i) with respect to claims arising under Section 6.4, MonoSol, and (ii) with respect to claims arising under Section 6.5, Buyer.

1.10.       “Manufacture” means to process, produce, package, label and test the Finished Product in accordance with the terms of the Specifications.

1.11.       “Materials” means all ingredients and components required to Manufacture the Finished Product, including active ingredients, excipients, packaging components, labels and printed materials.

1.12.       “NDA” means a New Drug Application, including amendments and supplements thereto, filed by a Person with the FDA to obtain FDA approval of a new drug or therapy, as the context indicates, as defined in 21 C.F.R. § 314.3.

1.13.       “Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental authority.

1.14.       “[*] Product” means the thin strip [*] product developed under the Development Agreement.

1.15.       “Quality Agreement” means the Quality Agreement to be entered into between the Parties prior to the Regulatory Approval of the [*] Product by FDA which shall be substantially in the form of Exhibit A.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

1.16.       “Regulatory Approvals” means the technical, medical, and scientific licenses, registrations, authorizations, permits, approvals and franchises of or from any Regulatory Authority used or useful in the formulation, manufacturing, distribution, marketing, promotion, offer for sale, use or sale of the Finished Product in the Territory.

1.17.       “Regulatory Authority” means any governmental or regulatory body, court or arbitrator, including the U.S. Environmental Protection Agency and the FDA.

1.18.       “Samples” means any samples of the Finished Product requested by Buyer in a purchase order or otherwise that indicates the Finished Product is not for commercial sale, but is for providing to doctors and other Third Parties without cost.

1.19.       “Specifications” means, collectively, the specifications for the Finished Product set forth in the Quality Agreement, as such Specifications may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement and the Quality Agreement.

1.20.       “Territory” means the Mexico, Canada and the United States, and its territories and possessions, including Puerto Rico.

1.21.       “Trade Secrets” means information, including technical and nontechnical data, a formula, pattern, compilation, program device, method, technique, process or other information similar to any of the foregoing, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.22.       “Unit” means a finished goods package of the Finished Product in 15mg thin strips in a box of 100 individually packaged thin strips.

SECTION 2.         SUBJECT MATTER

Buyer hereby selects MonoSol as its exclusive partner to Manufacture and supply to Buyer all of its requirements for the Finished Product in the Territory and (ii) MonoSol hereby agrees to Manufacture the Finished Product in its plant in Portage, Indiana (in accordance with Section 5.2, below) and to supply to Buyer the Finished Product for sale in the Territory in such quantities and at such times as ordered by Buyer in accordance with this Agreement and not to Manufacture Finished Product for, or supply Finished Product to, any other Person for sale in the Territory.

SECTION 3.         MATERIALS

3.1.         Purchase of Materials. MonoSol shall exercise reasonable commercial efforts to obtain from third parties at its expense all Materials required to Manufacture the Finished Product.  MonoSol shall purchase such Materials from qualified suppliers in accordance with

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

the Quality Agreement.  Such Materials shall meet the Specifications in accordance with the Quality Agreement.

3.2.         Inspection, Handling and Storage of Materials. MonoSol shall handle and store the Materials in accordance with the Quality Agreement.  MonoSol shall inspect and analyze the Materials in accordance with the Quality Agreement prior to using such Materials in the Manufacture of Finished Product supplied to Buyer hereunder.

SECTION 4.         FORECASTS AND ORDERS

4.1.         Forecasts.  The Parties agree to work together in good faith to prepare for the Commercial Launch of the Finished Product.

a)            Approximately six (6) months prior to the first day of  the calendar quarter in which the Commercial Launch of the Finished Product is projected by the Parties to occur, Buyer shall provide MonoSol with a twelve (12) month non-binding forecast of Buyer quantity requirements of the Finished Product to prepare for Commercial Launch of, and for the twelve (12) months of sales following the Commercial Launch of, the Finished Product (collectively the “Launch Requirements”).

b)            To the extent the purchase order specifies delivery dates for the Finished Product that are at least ninety (90) days after the date of purchase order issuance, not in excess of the forecast supplied under 4.1(a) or 4.1(d) as the case may be and Buyer does not during such 90-day period request any revisions or modifications to the packaging or labelling, MonoSol shall supply the Finished Product in the requested quantities and otherwise in accordance with the terms and conditions of this Agreement.  In the case of the Launch Requirements, the Parties agree to collaborate to coordinate appropriate delivery schedules and storage for such Launch Requirements within the Specifications.

c)             To the extent the purchase order specifies delivery dates for the Finished Product that are less than ninety (90) days after the date of purchase order issuance, materially in excess of the forecast supplied under 4.1(a) or Buyer does request any revisions or modifications to the packaging or labelling after the date of the purchase order, the Parties shall work together in good faith to achieve delivery of such Finished Product as soon as is reasonably practicable under the circumstances.

d)            No less than one hundred twenty (120) days prior to the estimated date that the Commercial Launch of the Finished Product is projected to occur, Buyer shall provide MonoSol with a binding purchase order for its Launch Requirements of the Finished Product and a revised forecast of its quantity requirements for the Finished Product for the subsequent twelve (12) calendar months.  Following Commercial Launch by Buyer, Buyer

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

shall thereafter issue firm purchase orders to MonoSol for the Finished Product on a rolling basis — each purchase order shall be accompanied by a non-binding forecast of Buyer quantity requirements for the Finished Product for the subsequent six (6) months following the period for which the purchase order is made, provided that no forecasts or orders need be given for any period after the term of this Agreement. Buyer forecasts and orders shall reflect its good faith expectations of customer demand and Buyer shall act in a commercially reasonable manner to schedule orders to avoid creating production capacity problems for MonoSol.  All purchase orders will be made and fulfilled in batch size quantities only.

4.2.         Material Inventory. MonoSol shall exercise reasonable commercial efforts to maintain appropriate levels of inventory of Materials in order to support Buyer’s orders of Finished Product subject to then-issued Purchase Orders.

4.3.         Packaging.  Monosol shall package Units of the Finished Product in accordance with the Specifications. Buyer represents and warrants that in connection with packaging of the Finished Product, Buyer shall provide all text, designs, logos, similar content required for such packaging in order to comply with all legal and regulatory requirements and that such text, designs, logos and other content will not violate, infringe or misappropriate the intellectual property of any third party.   MonoSol shall have the right, at its election, to include an appropriately sized logo on the Finished Product which MonoSol represents and warrants will not violate, infringe or misappropriate the intellectual property of any third party and shall comply with all legal and regulatory requirements.

SECTION 5.         MANUFACTURING

5.1.         Testing Prior to Delivery. MonoSol shall test the Finished Product according to the methods of analysis set forth in the Quality Agreement prior to delivery of the Finished Product by MonoSol to Buyer.  If the Finished Product is found not to be in compliance with the Specifications, MonoSol shall at its own expense handle, store, transport, treat and dispose of the Finished Product according to all applicable laws, directives, codes, rules, regulations, ordinances, orders, permits, licenses, consents and other authorizations (including but not limited to the environment and employee health and safety).

5.2.         Manufacturing Facility. Except to the extent otherwise agreed in writing by the Parties, MonoSol shall Manufacture the Finished Product at its current facility located at 6560 Melton Road, Portage, Indiana. Notwithstanding the foregoing, MonoSol shall have the right to transfer the Manufacture of the Finished Product to a new facility located at 6465 Ameriplex Drive, Portage, Indiana, so long as, the following conditions have been met: (a) MonoSol has paid all costs and expenses associated with such transfer, and (b) the new facility has been approved by the Regulatory Authority for Manufacture of the Finished Product.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

5.3.         Acceptance and Rejection.

a)            MonoSol shall deliver to Buyer, concurrently with the delivery of each shipment, a certificate of analysis and other documents and materials set forth in the Quality Agreement.  Within ten (10) days after receipt of any shipment of Finished Product, Buyer shall assess the quantity and visually inspect the quality of the Finished Product.  Within thirty (30) days after delivery of Finished Product to Buyer in accordance with Section 7, Buyer shall examine the Finished Product to determine whether the Finished Product conforms to the Specifications.  No claim for defective quality or shortage in quantity of any individual shipment of Finished Product shall be valid unless made by written notice given within thirty (30) days from the date of delivery, except in the case of latent (or other non-obvious) defects, in which case such claims shall be made in writing within thirty (30) days from the date such defect was discovered by Buyer (but in no event later than the date upon which the Finished Product has expired according to its expiry date).  Any such notice shall describe in reasonable detail the defect or non-conformity, and shall include samples of the Finished Product being rejected, if appropriate, and copies of written reports, if any, relating to tests, studies or investigations performed by or on behalf of Buyer on the Finished Product being rejected.  Failure to deliver a notice of non-conformance in the manner contemplated in this Section 5.3(a) shall constitute an acceptance of the applicable Finished Product by Buyer.

b)            If there is any dispute as to whether any shipment fails, in whole or in part, to meet the Specifications, such dispute shall be resolved by an independent testing organization of recognized repute within the pharmaceutical industry in the Territory appointed by both MonoSol and Buyer.  The expense of hiring such organization shall be borne by the Party against whom the decision is rendered.

c)             MonoSol shall make up any shortfall and/or replace any non-conforming Finished Product or rework the rejected Finished Product, if applicable, as promptly as practicable and at no additional cost to Buyer.  Upon MonoSol’s instructions, Buyer shall destroy or return, in either case at MonoSol’s cost, the non-conforming Finished Product. Buyer shall not knowingly distribute any Finished Product with a defect or non-conformity.

5.4.         Alternate Packaging Site Validation.

a)            Buyer shall have the right during the term of this Agreement, at its sole cost and expense, to qualify and validate a facility to package the Finished Product to the extent set forth in this Section 5.4.  Monosol shall cooperate with Buyer in the qualification and validation of the alternate site and use its reasonable best efforts to assist in the qualification of the alternate site.

Buyer shall only be entitled to package that quantity of the Finished Product at the alternate site which (i) Monosol informs Buyer it would be unable to package in accordance with Section 4.3 above, (ii) MonoSol refuses or is unable to package despite its prior acceptance

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

of the relevant purchase order or revised purchase order, (iii) MonoSol is unable to deliver pursuant to Sections 12.5 or 11 below, or (iv) the parties mutually agree to do so.

SECTION 6.         WARRANTIES; LIABILITY

6.1.         MonoSol Warranties. MonoSol warrants that (i) at the time of delivery of Finished Product to Buyer, the Finished Product shall comply with the Specifications, and (ii) MonoSol shall comply with the terms and conditions of the Quality Agreement and all applicable laws and regulations governing the Manufacture of the Finished Product, including compliance with FDA’s current good manufacturing practices (“cGMP”), and perform its other obligations under this Agreement.  MonoSol warrants that, at the time of delivery of Finished Product to Buyer, the Finished Product shall not (a) be misbranded or adulterated provided that MonoSol shall have the right to rely on any packaging or similar information provided by Buyer or (b) be subject to any liens, encumbrances, security interests or other encumbrances.

6.2.         Buyer Warranties. Buyer shall store, handle, transport, market, promote, sell, distribute, use and otherwise dispose of any Finished Product supplied by MonoSol, and any Materials used in connection with such Finished Product, including any labeling, packaging and advertising, in accordance with all applicable laws and regulations.

6.3.         MonoSol Indemnification. MonoSol will indemnify and hold harmless the Buyer and its Affiliates (each, a “Buyer Indemnified Party”) from, against and in respect of any and all actions, liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including attorneys’ and experts’ fees and expenses), involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to (i) any breach by MonoSol of any of its representations, warranties, covenants, agreements or obligations under this Agreement, or (ii) the failure of Finished Product delivered by MonoSol hereunder to meet the warranties set forth in Section 6.1 except to the extent that such Loss is directly caused by the breach of any representations, warranties, covenants, agreements or obligations under this Agreement by Buyer or Buyer’s gross negligence.

6.4.         Buyer Indemnification. Buyer will indemnify and hold harmless MonoSol and its Affiliates (each, a “MonoSol Indemnified Party”) from, against and in respect of any and all Losses incurred or suffered by the MonoSol Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to (i) any breach by Buyer of any of its representations, warranties, covenants, agreements or obligations under this Agreement, or (ii) the distribution, marketing, promotion, sale, handling, use, shipping or storage of the Finished Product (or other product into which the Finished Product has been transformed), including

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

without limitation (A) liabilities for product liability and returned goods, (B) liabilities in respect of product warranties and (C) liabilities for any design or other defects with respect to the Finished Product.

6.5.         Third Party Claims.

a)            If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim against the Indemnifying Party under this Section 6, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 6, except to the extent such delay actually prejudices the Indemnifying Party.

b)            The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party promptly assumes such defense.  The Indemnified Party may retain separate co-counsel at its own cost and expense and participate in the defense of the Third Party Claim.  Notwithstanding anything to the contrary contained herein, whether or not an Indemnifying Party assumes the defense of any Third Party Claim hereunder shall not constitute a presumption or omission with respect to whether the Losses related to such Third Party Claim are, in fact, subject to indemnification hereunder.  The Indemnified Party’s right to an indemnity is conditional upon it providing reasonable support and access to the Indemnifying Party.

c)             The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant (or otherwise does not require any limitations, covenants or other agreements of the Indemnified Parties) (ii) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of legal requirements or the rights of any Person and no effect on any other claims that may be made against any Indemnified Party.

d)            The Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  If the Indemnifying Party does not assume the control and defense of a Third Party Claim under Section 6.5(b), the Indemnified Party may defend such Third Party Claim and seek indemnification hereunder from the Indemnifying Party for any Losses associated therewith.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

e)             The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any Third Party Claim and to cooperate in good faith with each other with respect to the defense of any such matter.

6.6.         Consequential Damages. Notwithstanding anything to the contrary contained herein, no Party shall be liable to any other Party for special, consequential, indirect or incidental (including without limitation lost profits), punitive or multiple damages under this Agreement except to the extent such damages shall be payable to a third party.

6.7.         Exclusive Remedy. Except as otherwise provided in Sections 5.3(c) and 10.5, the sole and exclusive remedy with respect to any breach of any representation, warranty, covenant or agreement contained herein (other than (i) with respect to a breach of the terms of a covenant or agreement as to which MonoSol or Buyer, as the case may be, also shall be entitled to seek specific performance or other equitable relief and (ii) with respect to claims for fraud) shall be a claim for Losses (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to Section 6.3or 6.4 as the case may be.

SECTION 7.         DELIVERY OF FINISHED PRODUCT

MonoSol shall ship the Finished Product to Buyer’s distribution facility or such other location as Buyer may advise MonoSol from time to time (the “Buyer’s Facility”) upon release of the Finished Product by MonoSol in accordance with the Quality Agreement or to such other location in the Territory designated in writing by Buyer.  Delivery shall be made on or prior to the delivery date specified in the Purchase Order.  The Finished Product shall be supplied F.O.B. Seller’s facility.  Title to shipments of the Finished Product and risk of loss in respect thereof shall pass to Buyer upon pick-up of such shipments at Seller’s facility by common carrier.  The Finished Product shall be properly prepared for safe and lawful bulk shipment by MonoSol according to the Specifications, shall be shipped to Buyer’s Facility, via common carrier designated by Buyer, and shall be accompanied by appropriate transportation and other agreed upon documentation.  Said common carrier shall execute all shipments under controlled storage conditions and with proper documentation of such control, as required by the Quality Agreement, the FDA and other applicable laws, and as set forth in the Specifications.  Each Party shall use its reasonable commercial efforts to ensure timely shipment and receipt of the Finished Product.  MonoSol shall pack and label the Finished Product supplied in accordance with the Specifications set forth in the Quality Agreement.

SECTION 8.         SUPPLY PRICE

8.1       Supply Price. Subject to adjustment in accordance with this Section 8, in consideration of the Manufacturing and supply of the Finished Product, Buyer shall pay to MonoSol an amount equal to $[*] per Unit (the “Supply Price”).  The payment of the Supply Price hereunder shall be in addition to and independent of any amounts payable by Buyer to MonoSol under the Development Agreement and the License Agreement. Notwithstanding

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

the preceding, all Samples ordered by Buyer shall be supplied by MonoSol to Buyer at MonoSol’s actual Cost, with no percentage increase.

8.2       Price Adjustment.  In the event of an increase or decrease in MonoSol’s actual direct manufacturing  costs [*], MonoSol shall promptly notify Buyer of such increase or decrease and shall provide Buyer with documentation substantiating such changes.  Buyer and MonoSol shall promptly begin to negotiate in good faith to adjust the Supply Price in an amount which reflects such increase or decrease to MonoSol, which adjusted Supply Price shall become the new Supply Price commencing with the next purchase order following MonoSol’s notice to Buyer.

8.3       Adjustment for Changes in Specifications. In the event any change in the  Specifications requested by Buyer or mandated by law shall result in actual increased Costs to MonoSol, (i) the Supply Price shall be increased [*], (ii) Buyer shall reimburse MonoSol for [*] implementing any changes, including costs in connection with labeling, packaging and preprinting of package insert and label copy and of discontinuing stock of the same due to such changes, and (iii) Buyer shall reimburse MonoSol [*] for the cost of any inventory of MonoSol, including work-in-progress and finished goods rendered obsolete or rejected as a result of such change, including any formula, process, artwork, labeling or packaging change, as well as for the cost of destruction of any such inventory.  MonoSol shall be responsible for any increase in Costs resulting from a discretionary change in Specifications requested by MonoSol.  It is acknowledged and agreed that changes to the Specifications shall only be made in accordance with the provisions of the Quality Agreement.

8.4       Invoice and Payment. MonoSol shall invoice Buyer for the Supply Price promptly upon delivery of Finished Product.  Buyer shall pay the Supply Price within thirty (30) calendar days of receipt of the invoice.  All payments to be made hereunder shall be paid in United States dollars and made by a corporate check drawn on a United States bank or by wire transfer to an account designated in writing by MonoSol.  Overdue invoices shall bear interest at a rate of one percent (1.0%) per month until paid.

8.5       Taxes. In addition to the Supply Price provided for in this Section 8, Buyer shall reimburse MonoSol for any federal, state or local excise or other tax or assessment that MonoSol may be required to pay upon the sale, production or transportation of the Finished Product (excluding taxes based on MonoSol’s income or MonoSol’s franchise fees or taxes).

SECTION 9.         TERM AND TERMINATION

9.1.         Term. Unless otherwise terminated in accordance with Section 9.2, this Agreement shall commence on the Effective Date and shall continue until the seventh anniversary of the Commercial Launch Date (“Termination Date”), provided that Buyer may renew this Agreement for three (3) successive three (3) year periods, in its sole discretion, by written notice to MonoSol given at least six (6) months prior to the end of the then current term (the initial term and all renewal terms shall be “Term”).

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

9.2.         Termination. Notwithstanding the provisions of Section 9.1, this Agreement may be terminated as follows.

a)            In the event the Development Agreement is terminated prior to the Commercial Launch Date, this Agreement shall terminate.

b)            Either MonoSol or Buyer shall have the right to terminate this Agreement if the other commits a material breach of any of the provisions of this Agreement and (in the case of a breach that is capable of a remedy) fails to remedy the same within sixty (60) days of receipt of written notice of such breach.

c)             Either MonoSol or Buyer shall have the right to terminate this Agreement if (A) the other shall fail to pay its debts or obligations as they become due in the ordinary course, voluntarily seek appointment of a trustee, receiver or similar official of any of its property, make a general assignment for the benefit of creditors, commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to bankruptcy, insolvency or similar laws, or shall consent to any such relief or the appointment or taking by any such official in an involuntary case or other proceeding commenced against it, (B) an involuntary case seeking liquidation, reorganization or other relief with respect to bankruptcy, insolvency or similar laws or the appointment of a trustee, receiver or similar official of any of the other’s property shall be commenced and shall remain undismissed and unstayed for a period of one hundred eighty (180) days, or (C) an order for relief shall be entered against the other under federal bankruptcy laws.

d)            Either MonoSol or Buyer shall have the right to terminate this Agreement upon written notice to the other if an event of force majeure contemplated in Section 11 shall continue with respect to the other for more than six (6) months.

9.3.         Distribution of Inventory Upon Termination. Unless otherwise agreed to among the Parties, all stock on hand as of the effective date of the termination or expiration of this Agreement shall be dealt with as soon as practicable as follows:

a)            Finished Product Manufactured pursuant to Purchase Orders from Buyer shall be delivered by MonoSol to Buyer, whereupon Buyer shall pay MonoSol therefor in accordance with the terms hereof;

b)            work in progress commenced by MonoSol against Purchase Orders from Buyer shall be completed by MonoSol and shall be invoiced to Buyer in accordance with this Agreement.

c)             packaging materials acquired by MonoSol pursuant to Buyer’s Purchase Orders shall be invoiced to Buyer at MonoSol’s actual cost and delivered to Buyer.

9.4.         Return of Confidential Information. Except to the extent that such Confidential Information was supplied in connection with another agreement between the Parties which

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

remains in effect, within thirty (30) days of any expiration or termination of this Agreement, (i) Buyer shall cease to use and shall deliver to MonoSol, upon written request, all Confidential Information of MonoSol, except for any documents or records that Buyer is required to retain by applicable law, and (b) MonoSol shall cease to use and shall deliver to Buyer, upon written request, all Confidential Information of Buyer except for any documents or records that MonoSol is required to retain by applicable law.

9.5.         Effect of Termination. Upon termination, this Agreement shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: (i) Section 6 (Warranties; Liability), (ii) this Section 9, (iii) Section 10 (Confidentiality), (iv) Sections 12.1 and 12.6, and (v) Section 14 (Miscellaneous).  Any termination of this Agreement shall not affect any right or claim hereunder that arises prior to such termination, which claims and rights shall survive any such termination.  Termination of this Agreement shall not impact the Parties’ obligations under the Purchase Agreement, the License Agreement or any of the other Ancillary Agreements.

SECTION 10.       CONFIDENTIALITY

10.1.       General. Pursuant to the terms of this Agreement, each of MonoSol and the Buyer (in such capacity, the “Disclosing Party”) has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, Trade Secrets, know-how, intellectual property and related information, including without limitation operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”).  The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Ancillary Agreements.  The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party.  Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Ancillary Agreements.

10.2.       Exceptions. The above restrictions on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between or among the Parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Ancillary Agreements, (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

to same, or (iv) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential under this Agreement or the Ancillary Agreements.  In addition, nothing in this Section 10 shall be interpreted to limit the ability of any Party to disclose its own Confidential Information to any other person on such terms and subject to such conditions as it deems advisable or appropriate.

10.3.       Permitted Disclosures. It shall not be a breach of Section 10.1 if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to applicable law, including securities laws applicable to a public company, to any Regulatory Authority or other governmental authority, or (ii) in a judicial, administrative or arbitration proceeding to enforce such Party’s rights under this Agreement.  In such event, the Receiving Party shall (A) provide the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperate with the Disclosing Party in any attempt to prevent, limit or seek confidential treatment for the disclosure, and (C) limit disclosure, if any, to the specific purpose at issue.

10.4.       Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly.  Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable).  The Parties may also disclose the existence of this Agreement and terms thereof to their directors, investors, officers, employees, attorneys, accountants and other advisers on a need to know basis and may, upon obtaining a written confidentiality agreement, further disclose the existence and terms of this Agreement to third parties to whom it may be relevant in connection with financings, acquisitions and similar transactions.

10.5.       Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 10 may cause irreparable injury to the other Parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate.  Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, notwithstanding the provisions of Section 6.10, the other Parties shall be entitled to seek injunctive relief and such other legal and equitable remedies as may be available.

SECTION 11.       FORCE MAJEURE

                In the event that any of the Parties hereto becomes prevented from carrying out its obligations hereunder, in whole or in part, by reason of duly evidenced force majeure events not caused by an act or omission of such Party, including but not limited to acts of God, changes in law, riots, wars, strikes, natural disasters, fire, flood, explosions, acts of a public enemy, labor disturbances or the inability of MonoSol to obtain (through no fault of MonoSol and provided

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

that MonoSol has used reasonable commercial efforts to obtain such Materials in accordance with this Agreement) sufficient Materials to perform under this Agreement, the Party so affected by such cause or event, upon giving prompt written notice to the other Parties, shall be excused from such performance and shall not be liable to any other Party for failure of such performance for so long as such cause or event shall endure and to the extent such cause or event prevents such performance; provided that the Party so affected shall use diligent effort to avoid or remove such cause or causes of non-performance and shall continue to perform under this Agreement with all reasonable dispatch whenever such cause or causes are removed.  If, however, any such force majeure shall delay any shipment hereunder or the receipt thereof for more than thirty (30) days beyond the scheduled delivery date, then Buyer shall have the right, without incurring any liability to MonoSol, to cancel its order and immediately begin producing the Finished Product at the [alternate site, pursuant to Section 10 above,] until such time as MonoSol is able to perform its obligations hereunder.

SECTION 12.       REGULATORY AND QUALITY MATTERS

12.1.       Certain Regulatory Matters. Buyer shall be responsible for maintaining the NDA and all Regulatory Approvals, filings and submissions associated with the Finished Product in the Territory.  Each Party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the performance of this Agreement.  Buyer shall have the responsibility for communications with the FDA relating to the Finished Product.

12.2.       Quality Agreement. Simultaneously with the execution of this Agreement, the Parties are entering into the Quality Agreement.  Quality and regulatory requirements, including use of qualified Materials suppliers, certification of cGMP compliance by all bulk materials suppliers, manufacturing in full compliance with cGMPs and maintaining cGMP compliant facilities, storing and handling of Materials, temperature and moisture control, prevention of product contamination (including cross-contamination), manufacturing facility audit rights, implementation of required changes to specifications and manufacturing processes, retention of samples, stability testing, failure reporting and other quality related matters shall be governed by, and performed by the Parties in accordance with, the terms and conditions of the Quality Agreement.  The Quality Agreement is intended to supplement this Agreement, and is hereby incorporated in this Agreement in its entirety, except that in the event of a conflict between any term, condition or provision of this Agreement and any term, condition or provision of the Quality Agreement, the applicable term, condition or provision of this Agreement shall control unless otherwise agreed in writing by the Parties.

12.3.       Changes to Specifications. The Specifications may only be changed in accordance with the procedures set forth in the Quality Agreement.

12.4.       Manufacturing Facility Audits. MonoSol shall give access to representatives of Buyer during the term of this Agreement (but no more than once every twelve (12) months) to MonoSol’s manufacturing facility to conduct inspections in accordance with the inspection

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

procedures set forth in the Quality Agreement.  When entering MonoSol’s facilities, Buyer and its representatives shall comply with all standard operating procedures and regulations issued by MonoSol regarding security, safety, health, hazard and fire prevention.

12.5.       Inspections by Regulatory Authorities. MonoSol shall promptly give Buyer advance notice, to the extent that advance notice is given to MonoSol, of any site visit to its manufacturing facility by any Regulatory Authority, the purpose of which is to inspect the manufacture, testing, storage, disposal or transportation of the Finished Product, in accordance with the terms and conditions of the Quality Agreement.  In any event, MonoSol shall advise Buyer of the occurrence of any such visit immediately following such visit, and MonoSol shall furnish to Buyer all material information supplied to, or supplied by, any Regulatory Authority, including the Form 483 observations and responses, to the extent that such information relates to the Finished Product or the ability of MonoSol to comply with the terms of this Agreement. In the event that any such Regulatory Authority finds that MonoSol’s manufacturing facility fails to meet any applicable laws, rules or regulations, MonoSol shall cure such deficiencies within any applicable cure period permitted by the Regulatory Authority or applicable law, rule or regulation.  If at any time, MonoSol is prevented from delivering the Finished Product to Buyer for a period exceeding forty-five (45) consecutive days, Buyer shall have the option to manufacture the Finished Product [at the alternate site, in accordance with Section 10 above,] until the MonoSol is able once again to deliver the Finished Product.

12.6.       Product Recalls. In the event (i) any national government authority or other regulatory agency issues a request, directive or order that the Finished Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Buyer reasonably determines after consultation with MonoSol that the Finished Product should be recalled, each Party, at its own expense, shall cooperate in any investigations surrounding the recall and take appropriate corrective actions.  In the event that such recall results from the breach of the terms of this Agreement by MonoSol, MonoSol shall be responsible to Buyer for the Supply Price of the Finished Product and shall reimburse Buyer for the amount of any Supply Price paid with respect to any such recalled Finished Product in addition to being responsible for all expenses and costs arising out of the recall and will reimburse Buyer for any and all expenses incurred by Buyer, including but not limited to, costs to return recalled Finished Product and communication with customers regarding recall, incurred as a result of the recall.  In the event that such recall results from any reason other than MonoSol’s breach of the terms of this Agreement, Buyer will be responsible for all expenses and costs arising out of the recall and will indemnify MonoSol for any Losses suffered by MonoSol arising out of or resulting from such recall.  Buyer will be solely responsible for all administrative aspects of any recall.

12.7.       Adverse Event Reporting. The Parties shall be responsible for reporting adverse events and complaints with respect to the Finished Product (including the Materials), and for responding to any such reports and complaints, in accordance with the terms and conditions of the Quality Agreement.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

12.8.       Product Returns. Buyer shall have responsibility for all product returns in accordance with the Quality Agreement.  Without limiting the foregoing, in the event that MonoSol (or any of its Affiliates) shall receive any returned goods of Finished Product from a third party, MonoSol shall notify Buyer of such returned goods and, at Buyer’s option, either destroy such returned goods or deliver such return goods to Buyer, in each case at Buyer’s expense.  Buyer shall not have the right to return any Finished Product received by Buyer as returned goods from third parties to MonoSol, other than in accordance with Section 5.3.  The Parties shall notify each other of, and shall respond to, any customer complaints associated with returned Finished Product in accordance with the terms and conditions of the Quality Agreement.  In the event an adverse event is reported with respect to the Finished Product, MonoSol shall, at Buyer’s expense, perform any and all appropriate testing of corresponding retention samples and provide the results thereto to Buyer as reasonably practicable.

SECTION 13.       INSURANCE

During the term of this Agreement, each of Buyer and MonoSol shall, each for its respective liability, secure and maintain a comprehensive general liability insurance policy providing sufficient extensive coverage for personal injury and bodily injury, property damage, or such coverage as is usual and customary in the pharmaceutical industry to procure.  Each of Buyer and MonoSol shall deliver a certificate with regard to said policies to the other upon request.

SECTION 14.       MISCELLANEOUS

14.1.       Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by reputable overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

                if to the Buyer, to:

Adams Respiratory Operations, Inc.
4 Mill Ridge Lane

Chester, New Jersey  07930
Attn:  General Counsel
Facsimile:  (908) 879-1404

with a copy to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia  30309

Attn:  J. Vaughan Curtis

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Facsimile:  (404) 253-8247

if to MonoSol, to:

MonoSolRx LLC

30 Technology Drive

Warren, NJ  07059

Attn: A. Mark Schobel, CEO

Facsimile: 908.561.1209

With a copy to:

MonoSolRx LLC

1100 Connecticut Ave.

Suite 440

Washington DC 20036

Attn: Joe Fuisz

Facsimile: 202.223.9069

Any Party may by notice given in accordance with this Section 14.1 to the other Parties designate another address or person for receipt of notices hereunder.

14.2.       Amendment; Waiver. This Agreement may not be amended except by an instrument signed by each of the Parties hereto.  Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

14.3.       Entire Agreement. This Agreement and the Ancillary Agreements contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, among the Parties thereto.

14.4.       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.5.       Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither MonoSol nor Buyer may assign any of its rights or delegate any of its liabilities or obligations hereunder without the prior written consent of the other; provided that either Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent upon written notice to the other Party in connection with the transfer or sale of all or substantially all of the assets or business of such Party or any of its

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

affiliates or the merger or consolidation with another Person of such Party or any of its affiliates.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Buyer and MonoSol and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for affiliates or representatives entitled to indemnification pursuant to Section 6.4 or 6.5.

14.6.       Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

14.7.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

14.8.       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

14.9.       Submission to Jurisdiction; Waiver. Except with respect to Third Party Claims, in the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the U.S. District Court for the Southern District of New York.  Each of MonoSol and the Buyer hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each of MonoSol and the Buyer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

14.10.     Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

14.11.     Waiver of Jury Trial. EACH OF THE BUYER AND MONOSOL HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

14.12.     Expenses. Except as expressly set forth herein, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’ and other professional fees and expenses.

14.13.     Independent Contractor. Neither MonoSol nor Buyer, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees or agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other’s name.

14.14.     No Implied Waivers; Rights Cumulative. No failure on the part of MonoSol or Buyer to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

[Remainder of Page Intentionally Left Blank]

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

                IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first stated above.

ADAMS RESPIRATORY OPERATIONS, INC.

By	/s/ Robert Casale
Name: Robert Casale
Title:

MONOSOL Rx, LLC.

By	/s/ Alexander M. Schobel
	Name:	Alexander M. Schobel
	Title:	Pres. & CEO

 [Signature Page to Supply Agreement]

CONFIDENTIAL TREATMENT REQUESTED
Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Schedule 1.11

The initial Cost per Unit is $[*] (US dollars).